UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 4, 2017

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	001-16853	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8051 Congress Avenue Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On April 4, 2017, SBA Senior Finance, LLC (“SBA Senior Finance”), an indirect subsidiary of SBA Communications Corporation (the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”) among SBA Senior Finance, Deutsche Bank Trust Company Americas, as trustee, and Barclays Capital Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the several initial purchasers named on Schedule I thereto (the “Initial Purchasers”), pursuant to which SBA Tower Trust (the “Trust”), a New York common law trust established by SBA Depositor LLC, an indirect subsidiary of the Company (“SBA Depositor”), agreed to sell $760 million principal amount of Secured Tower Revenue Securities, Series 2017-1C (the “2017-1C Tower Securities”) to the Initial Purchasers. Upon issuance, the 2017-1C Tower Securities will have an anticipated repayment date of April 11, 2022, a final maturity date of April 9, 2047 and an interest rate of 3.168% per annum.

The Company expects the closing of the 2017-1C Tower Securities to occur on or about April 17, 2017. The Company intends to use the net proceeds from this offering to make a cash distribution to SBA Guarantor LLC (“SBA Guarantor”) which will further distribute such amount to one or more other Company entities to be used (1) to prepay $611.6 million aggregate principal amount, including accrued and unpaid interest, of the Secured Tower Revenue Securities, Series 2012-1C (the “2012-1C Tower Securities”) and (2) for general corporate purposes.

To satisfy the applicable risk retention requirements of Regulation RR promulgated under the Securities Exchange Act of 1934, as amended (the “Risk Retention Rules”), SBA Guarantor, an affiliate of SBA Depositor, agreed to purchase $40 million principal amount of Secured Tower Revenue Securities, Series 2017-1R (the “2017-1R Tower Securities”) in order to retain an “eligible horizontal residual interest” (as defined in the Risk Retention Rules) in an amount equal to at least 5% of the fair value of the offered and retained securities. Upon issuance, the 2017-1R Tower Securities will have an anticipated repayment date of April 11, 2022, a final maturity date of April 9, 2047 and an interest rate of 4.459% per annum.

Relationships

The Company and certain of its affiliates have previously entered into commercial financial arrangements with each of the Initial Purchasers, and/or their respective affiliates, and each of these entities and/or its affiliates has in the past provided financial, advisory, investment banking and other services to the Company and its affiliates, including (1) serving as a lender and/or in other related capacities in connection with the Senior Credit Agreement and the various term loans and revolving credit facility under the Senior Credit Agreement and (2) as a book runner and/or as an initial purchaser for our various series of Secured Tower Revenue Securities. Certain of the Initial Purchasers or their affiliates may hold from time to time a portion of the Company’s 2012-1C Tower Securities and, accordingly, may receive a portion of the net proceeds of this offering. In addition, each of Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities

Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, and TD Securities (USA) LLC served as a book runner and/or an initial purchaser for our 4.875% Senior Notes due 2024 and 4.875% Senior Notes due 2022, and our retired 5.75% Senior Notes due 2020 and 5.625% Senior Notes due 2019, and Mizuho Bank, Ltd. was an initial purchaser of our 4.875% Senior Notes due 2024.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.16	Purchase Agreement, dated April 4, 2017, among SBA Senior Finance, LLC, Deutsche Bank Trust Company Americas, as trustee, and the several initial purchasers listed on Schedule I thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Executive Vice President and Chief Financial Officer

Date: April 7, 2017